EXHIBIT 99.1

Behringer Harvard Closes $75 Million Credit Facility

Dallas, June 5, 2008 — Behringer Harvard announced today that it recently closed on a $75 million secured credit facility on behalf of Behringer Harvard Opportunity REIT I, Inc. The credit arrangement will help to facilitate the ongoing acquisitions, capital improvement, and development activities of the REIT.

“This credit facility puts our Opportunity REIT I in a strong position to continue pursuing its strategic goals for value creation,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard. “It also speaks highly of our capital markets group and team of lenders who were able to put together this arrangement in the midst of a difficult credit market.”

Bank of America Securities served as the lead arranger on the transaction.  Fifth Third Bank and BMO Capital Markets Financing, Inc. are co-lenders, and Bank of America, N.A. will serve as administrative agent.  The credit facility may be increased up to $150 million upon satisfaction of certain conditions including additions to the collateral pool.

“This arrangement will enable our Opportunity REIT I to borrow additional funds as we execute our business plan for the properties in the collateral pool,” said Andrew Bruce, vice president-capital markets for Behringer Harvard.  “We appreciate the support provided by the members of this bank group and look forward to expanding these financial relationships as we move forward.”

The initial public offering of Behringer Harvard Opportunity REIT I, Inc. reached full subscription in December, 2007 and generated approximately $538 million in gross proceeds. The portfolio of Behringer Harvard Opportunity REIT I, Inc. includes 20 assets representing investments in 1.9 million square feet of office space; resort, student housing and mixed-use properties; and residential and industrial land under development.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President-Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318